Exhibit 4.1

STOCKHOLDERS AGREEMENT

DATED AS OF [      ], 2014

AMONG

ADEPTUS HEALTH INC.

AND

THE OTHER PARTIES HERETO

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [      ], 2014 by and among Adeptus Health Inc., a Delaware corporation (the “Company”), and each of the other parties identified on the signature pages hereto (the “Investor Parties”).

BACKGROUND:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock;

WHEREAS, the Company is the managing member of Adeptus Health LLC, a Delaware limited liability company; and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the Investor Parties wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1.         Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto, excluding a group of Persons that is party to this Agreement, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or (ii) the following individuals cease for any reason to constitute a majority of the number of Directors of the Company then serving: individuals who, on the Closing Date, constitute the Company Board and any new Director whose appointment or election by the Company Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the Directors referred to in this clause (ii); or (iii) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Company Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of Directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.  Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Closing Date” has the meaning set forth in the Background.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Expiration Date” has the meaning set forth in Section 4.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Investor Parties” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Background.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Observer” has the meaning set forth in Section 2.1(a).

“Permitted Assigns” means with respect to a Sterling Entity, a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Sterling Designee” has the meaning set forth in Section 2.1(b).

“Sterling Entities” means the entities comprising Sterling Partners, their Affiliates and their respective successors and Permitted Assigns.

“Sterling Partners” means the entities listed on the signature pages hereto under the heading “Sterling Partners.”

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2.         Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II
CORPORATE GOVERNANCE MATTERS

2.1.         Election of Directors

(a)           Following the Closing Date, Sterling Partners shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) a majority of the Total Number of Directors, so long as the Sterling Entities collectively beneficially own 50% or more of the Company’s then outstanding voting securities; (ii) 40% of the Total Number of Directors, in the event that the Sterling Entities collectively beneficially own 40% or more, but less than 50%, of the Company’s then outstanding voting securities; (iii) 30% of the Total Number of Directors, in the event that the Sterling Entities collectively beneficially own 30% or more, but less than 40%, of the Company’s then outstanding voting securities; (iv) 20% of the Total Number of Directors, in the event that the Sterling Entities collectively beneficially own 20% or more, but less than 30%, of the Company’s then outstanding voting securities; and (v) 10% of the Total Number of Directors, in the event that the Sterling Entities collectively beneficially own 5% or more, but less than 20%, of the Company’s then outstanding voting securities. For purposes of calculating the number of directors that Sterling Partners is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) Directors shall equate to two (2) Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors. In addition, in the event that Sterling Partners has the right to designate only one Director pursuant to this Section 2.1(a), then Sterling Partners shall also have the right to designate one additional individual (an “Observer”) to attend all Board meetings; provided that such observer shall not have the right to participate in any vote, consent or other action of the Board or its committees.

(b)           In the event that Sterling Partners has nominated less than the total number of designees Sterling Partners shall be entitled to nominate pursuant to Section 2.1(a), Sterling Partners shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporation action, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to (x) enable Sterling Partners to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to designate such additional individuals nominated by Sterling Partners to fill such newly-created vacancies or to fill any other existing vacancies.  Each such person whom Sterling Partners shall actually nominate pursuant to this Section 2.1 as a Director shall be referred to herein as a “Sterling Designee.”

(c)           In the event that a vacancy is created at any time by the death, retirement or resignation of any Director designated by Sterling Partners pursuant to this Section 2.1, the remaining Directors and the Company shall, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new designee of Sterling Partners, if such Director was designated by Sterling Partners, as soon as possible, and the Company hereby agrees to take, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), at any time and from time to time, all actions necessary to accomplish the same.

(d)           The Company agrees, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors the persons designated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof.  The Company is entitled to identify such individual as a Sterling Designee pursuant to this Stockholders Agreement.

(e)           Each Sterling Entity agrees, to the fullest extent permitted by applicable Law, to vote, or act by written consent with respect thereto, any shares of Common Stock beneficially owned by it that are entitled to vote in the election of Directors at any meeting of stockholders called for the purpose of electing Directors, to cause the Sterling Designees nominated pursuant to this Section 2.1 to be elected to the Board, and to solicit proxies or consents in favor thereof.

(f)            Each of the Investor Parties agrees, to the fullest extent permitted by applicable Law, to refrain from voting to remove from the Board, any Director nominated pursuant to this Section 2.1, other than for cause.

2.2.         Committees

(a)           For so long as the Company qualifies as a “controlled company” under applicable listing standards and to the fullest extent permitted by applicable Law, Sterling Partners shall have the right, but not the obligation, to designate (i) a majority of the members of any Corporate Governance and Nominating Committee or similar committee of the Board and (ii) up to two members of any Compensation Committee or similar committee of the Board.  In the event that the Company no longer qualifies as a “controlled company” under applicable listing standards, Sterling Partners shall continue to have the right to designate at least one member of each such committee of the Board for so long as permitted under applicable Law; provided, however, Sterling Partners shall cease to have such right to designate a committee member in the event that Sterling Partners ceases to have the right to designate a Director pursuant to Section 2.1(a).

(b)           In the event that Sterling Partners does not have the right to designate a member of any committee of the Board under applicable Law or this Agreement, then Sterling Partners shall have the right, to the fullest extent permitted by applicable Law, to appoint an Observer to any such committee; provided, however, that Sterling Partners shall cease to have the right to designate an Observer to any such committee in the event that Sterling Partners ceases to have the right to designate a Director pursuant to Section 2.1(a).

2.3.         Consent RightsFor so long as the Sterling Entities beneficially own 35% or more of the Company’s then outstanding voting securities, the following actions by the Company or any of its Subsidiaries shall require the approval of all Sterling Partners, in addition to the Board’s approval (or the approval of the requisite governing body of any Subsidiary of the Company):

(a)           the hiring or firing of the chief executive officer of the Company;

(b)           any Change of Control;

(c)           entering into any agreement providing for the acquisition or divestiture of assets or Persons, in each such case providing for aggregate consideration in excess of $50 million; and

(d)           any issuance of equity securities by the Company or any of its Subsidiaries for an aggregate consideration in excess of $50 million.

ARTICLE III
INFORMATION

3.1.         Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles.  For so long as the Sterling Entities beneficially own 5% or more of the Company’s then outstanding voting securities, the Company shall, and shall cause its Subsidiaries to, permit the Sterling Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary.  For so long as the Sterling Entities beneficially own 5% or more of the Company’s then outstanding voting securities, the Company shall, and shall cause its Subsidiaries to, provide the Sterling Entities, in addition to other information that might be reasonably requested by the Sterling Entities from time to time, (i) direct access to the Company’s auditors and officers, (ii) the ability to link Sterling Partners’ systems into the Company’s general ledger and other systems in order to enable the Sterling Entities to retrieve data on a “real-time” basis, (iii) quarter-end reports, in a format to be prescribed by the Sterling Entities, to be provided within 30 days after the end of each quarter, (iv) copies of all materials provided to the Board (or equivalent governing body) at the same time as provided to the Directors (or their equivalent), (v) access to appropriate officers and Directors of the Company at such times as may be requested by the Sterling Entities, as the case may be, for consultation with each of the Sterling Entities with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (vi) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, and to provide the Sterling Entities, with the right to consult with the Company and its Subsidiaries with respect to such actions, (vii) flash data, in a format to be prescribed by the Sterling Entities, to be provided within ten days after the end of each quarter and (viii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 3.1, the “Information”).  The Company agrees to consider, in good faith, the recommendations of the Sterling Entities in connection with the matters on which the Company is consulted as described above.  Subject to Section 3.2, any Sterling Entity (and any party receiving Information from a Sterling Entity) who shall receive Information shall maintain the confidentiality of such Information, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Sterling Entities without the loss of any such privilege.

3.2.         Sharing of Information.  Individuals associated with Sterling Partners may from time to time serve on the boards of directors of the Company and its Subsidiaries.  The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 3.1) share such information with other individuals associated with Sterling Partners.  Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling the Sterling Entities, as equityholders, to better evaluate the Company’s performance and prospects.  The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

ARTICLE IV
GENERAL PROVISIONS

4.1.         Termination.  This Agreement shall terminate on the earlier to occur of (i) the date (the “Expiration Date”) that is one year after the date on which the Company ceases to qualify as a “controlled company” within the meaning of the NYSE Rules  and (ii) upon the delivery of a written notice by Sterling Partners to the Company requesting that this Agreement terminate.

4.2.         Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

The Company’s address is:

Adeptus Health Inc.
2941 South Lake Vista, Suite 200
Lewisville, Texas 75067
[Attention:  Chief Executive Officer]

[with a mandatory copy to:

Adeptus Health Inc.
2941 South Lake Vista, Suite 200
Lewisville, Texas 75067
[Attention:  Chief Financial Officer]]

The Sterling Entities’ address is:

Sterling Partners
401 N. Michigan Ave., Suite 3300
Chicago, Illinois 60611
Fax: [      ]

with a copy (not constituting notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Attention:  Joseph H. Kaufman, Esq.
Fax:  (212) 455-2000

4.3.         Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4.         Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.  To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Sterling Entity being deprived of the rights contemplated by this Agreement.

4.5.         Assignment.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each Sterling Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder.

4.6.         Third Parties.  Except as provided for in Section 3.2 with respect to any Sterling Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.8.         Jurisdiction; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.2.  EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY

JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9.         Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10.       Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11.       Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12.       Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13.       Grant of Consent.  Any vote, consent or approval of Sterling Partners or a Sterling Entity hereunder shall be deemed to be given with respect to such entities or entity if such vote, consent or approval is given by members of such entities or entity having a pecuniary interest in a majority of the shares of Common Stock over which all members of such entities or entity then have a pecuniary interest.

4.14.       Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.15.       Effectiveness.  This Agreement shall become effective upon the Closing Date.

4.16.       No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

ADEPTUS HEALTH INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

STERLING PARTNERS:

First Choice AIV Holding LLC
By: SCP III AIV THREE - FCER, L.P., its general partner

By:
Name:
Title:

SCP III AIV THREE - FCER Conduit, L.P.
By: SC Partners III, L.P., its general partner

By:
Name:
Title:

[ ]
By: [ ], its general partner

By:
Name:
Title:

[Signature Page to Stockholders Agreement]